Exhibit 23. 6

DEGOLYER AND MACNAUGHTON

500 | SPRING VALLEY ROAD

SUITE 800 EAST

DALLAS, TEXAS 75244

September 8, 2023

Ing. Octavio Romero Oropeza

Director General

Petróleos Mexicanos

Avenida Marina Nacional No. 329

Torre Ejecutiva, Piso 44

Colonia Verónica Anzures

Alcaldía Miguel Hidalgo

11300 Ciudad de México, México

Dear Ing. Octavio Romero Oropeza:

We hereby consent to (a) all references to DeGolyer and MacNaughton as set forth under the heading “Experts” in the Registration Statement on Form F-4 filed by Petróleos Mexicanos (“PEMEX”) (the “Form F-4”), (b) all references to DeGolyer and MacNaughton as set forth under the headings “Presentation of Information Concerning Reserves,” “Item 4. Information on the Company – Business Overview – Exploration and Production – Reserves,” and “Item 19. Exhibits. Documents filed as exhibits to this Form 20-F” in the Annual Report on Form 20-F of PEMEX for the year ended December 31, 2022 (the “Form 20-F”), incorporated in the Form F-4 by reference, and (c) the incorporation by reference in the Form F-4 of our report of third party dated April 14, 2023 (the “Report”), describing our independent evaluation of the estimated net proved oil, condensate, gas, and oil equivalent reserves that PEMEX has represented are owned by the United Mexican States (“México”) as of January 1, 2023, for certain fields located in the Activos de Producción Bellota-Jujo and Samaria-Luna and the Activos de Producción Cantarell and Ku-Maloob-Zaap, which include reserves that PEMEX has represented it has the right to extract and sell. The Report was originally filed as Exhibit 15.4 to Form 20-F. The estimates included in the

DEGOLYER AND MACNAUGHTON

Report were prepared in accordance with the reserves definitions of Rules 4-10(a) (1)-(32) of Regulation S-X of the United States Securities and Exchange Commission.

Very truly yours,

/s/ DeGOLYER and MacNAUGHTON

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716